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                                                                    EXHIBIT 99.1


                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT



The Board of Directors and Stockholders
Of Input/Output, Inc. and subsidiaries


         We have reviewed the accompanying consolidated balance sheet information of Input/Output, Inc. and subsidiaries (the Company) as of September 30, 2001, the related consolidated statements of operations for the three-month and nine-month periods ended September 30, 2001 and the related statement of cash flows for the nine-month period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards in the United States, the objective of which is an expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

         The financial statements of Input/Output, Inc. as of December 31, 2000, were audited by other auditors whose report dated February 1, 2001, expressed an unqualified opinion on those statements.


                                         /s/ PricewaterhouseCoopers LLP


Houston, Texas
November 14, 2001